Exhibit 4.43

No.: ZD7917202100000082

Maximum Mortgage Contract

Contract version No.: SPDB201203

Maximum Mortgage Contract

The Mortgagee: Shanghai Pudong Development Bank Co., Ltd. (SPD) Shenzhen Branch

The Mortgagor: Shenzhen Xunlei Networking Technologies Co., Ltd.

WHEREAS,

The contract (hereinafter referred to as “this Contract”) is made and entered into by and between the Mortgagor and the Mortgagee, to make sure the Debtor performs various obligations under master contract fully and timely and that claims of the Creditor (i.e. “the Mortgagee”) could be realized, whereby the Mortgagor agrees to bear guarantee responsibility as per all the terms and conditions set forth below:

Article 1 Mortgage Guarantee

1.1 Property under Mortgage

(1)  The Mortgagor hereby irrevocably agrees: It will provide mortgage guarantee for the Debtor’s repayment of its debts under the master contract for the Mortgagee with the property under mortgage (hereinafter referred to as “the collateral”) as agreed in Article 9.

(2)  The mortgage right hereunder shall be effective not only on the collateral but also on appurtenance, incidental rights, fruits and subrogation of the collateral.

1.2 Mode of Guarantee

The Mortgagor hereby acknowledges: The Mortgagee enjoys the first priority of compensation, unless otherwise specified herein. Where the Debtor fails to discharge its debt as per provisions of master contract, the Mortgagee is entitled to request the Mortgagor to bear guarantee responsibility within the scope as agreed herein before requesting other guarantors to perform guarantee responsibility, no matter whether the Mortgagee enjoys other guarantee rights for the debts under master contract (including but not limited to guarantee type such as security, mortgage and pledge).

1.3 Scope of Guarantee

Besides principal creditor’s rights as mentioned herein, the scope of the guarantee hereunder also covers interests arising therefrom (interests herein mean interest, penalty interest and compound interest), liquidated damages, damage awards, service charge and other expenses incurred for the signature or performance of this Contract and expenses the

Mortgagee pays to realize guarantee rights and creditor’s rights (including but not limited to legal cost, counsel fee and travelling expenses).

1.4 Change of Master Contract

The Mortgagor hereby acknowledges: If the grace that the Mortgagee offers the Mortgagor or the modification or change made by the Mortgagee and the Mortgagor to master contract does not increase the Mortgagor’s responsibility, the Mortgagee’s rights and interests hereunder will not be affected by such change, and in such case, the Mortgagor will not be reduced or exempted from guarantee responsibility therefore.

Notwithstanding the provisions above, for the business of L/C, L/G or SLC issued by the Mortgagee to the Debtor, the Mortgagee and the Debtor can modify the master contract (including L/C, L/G or SLC issued) without approval by or a separate notice to the Mortgagor. Such modification is seen to be approved by the Mortgagor in advance, and the Mortgagor will not be reduced or exempted from guarantee responsibility therefore.

Article 2 Mortgage Registration

2.1 Registration

(1) The Mortgagor shall, upon the signature of this Contract, go through mortgage registration formality of the collateral hereunder at the request of the Mortgagee. After applying for mortgage certificate (if any), the Mortgagor shall hand over the mortgage certificate and ownership certificate of the collateral to the Mortgagee immediately

(2) Where the collateral hereunder needs to be approved by relevant authority, the Mortgagor shall go through approval formality in relevant authority before mortgage registration.

(3) The Mortgagor, before all the debts under master contract are paid off by the Debtor,  is obligated to ensure mortgage registration has no defect in all aspects and remains effective, including but not limited to handling registration extension or postponing formality timely before the expiration of mortgage term (if any).

2.2 Change Registration

In case that mortgage registration is changed when mortgage right exists and change registration is needed as per laws, the Mortgagor shall coordinate with the Mortgagee to go through change registration formality timely in relevant mortgage registration authority.

2.3 Cancellation Registration

Where all the debts under master contract that are guaranteed herein are paid off and are acknowledged by the Mortgagee, the Mortgagor shall put forward a written application to the Mortgagee; after the Mortgagee audits the application and returns mortgage credential (if any) and/or other relevant certificates (if any), the Mortgagor shall go through cancellation registration formality in original registration authority at its sole discretion.

Article 3 Insurance of the Collateral

3.1 Insurance of the Collateral

(1)

The Mortgagor shall, within (five) 5 days upon the signature of this Contract, underwrite property insurance in full for the collateral from the insurance company as per insurance type recognized by the Mortgagee, where is the Mortgagee serves as the insured or the first beneficiary. If the Mortgagee is unable to serve as the insured or the first beneficiary in the property insurance, the Mortgagor shall handle equity transfer or change formality as per (2) of this paragraph after purchasing the insurance where the Mortgagee is not the insured or the first beneficiary.

(2)

Where the Mortgagor has purchased corresponding property insurance for the collateral before signing this Contract, it shall, within five (5) days upon the signature of this Contract, transfer all the rights and interests (including payment of various natures of claims and insurance proceeds) under insurance contract to the Mortgagee, or go through insurance interest transfer or change formality, in which the Mortgagee serves as the first beneficiary, until the Mortgagor pays off all the debts guaranteed by the collateral, and makes corresponding agreement or annotation in policy and insurance contract.

(3)

Insurance amount for the collateral shall not be lower than the amount of all the debts that the collateral guarantees. Expiry date of the insurance shall be six months later than expiry date of the last debt under master contract or the expiration of creditor’s rights determination period (whichever is later), unless otherwise agreed by the Mortgagee. The Mortgagee is entitled to request the Mortgagor to purchase insurance again as per provisions of this article, until all the debts under master contract are paid off.

(4)

In the event of an insured accident, all rights and interests under insurance contract shall be accepted and controlled by the Mortgagee. Insurance proceeds and indemnity shall be deposited in the account designated by the Mortgagee as the collateral of master contract, to pay off debts either before or after the expiration of the debts.

(5)

The Mortgagor shall hand over original of insurance contract and other relevant legal documents to the Mortgagee for storage, abide by all the security or other requirements with regard to insurance contract and provide receipt of the latest payment of premium and payment receipt of all or any relevant policy and premium.

(6)

During term of the mortgage, the Mortgagor, without a written approval by the Mortgagee, shall not change, cancel or terminate insurance contract, either unilaterally or by negotiating with insurance company; waive the right to request for insurance proceeds or claim compensation from a third party or violate the obligations as stipulated in insurance contract.

(7)

The Mortgagor shall pay premium in time during term of the mortgage. The Mortgagor shall not suspend or revoke the insurance for any reason; otherwise, the Mortgagee, for the purpose of continuing the aforesaid insurance, has right to place insurance for and on behalf of the Mortgagor and pay premium, with relevant expenses borne by the Mortgagor. The Mortgagor shall pay the expense and corresponding interest to the Mortgagee within seven (7) days after receiving payment notice of the Mortgagee. The Mortgagor hereby agrees the Mortgagee to deduct the preceding expenses directly from its account opened in the Mortgagee.

Article 4 Realization of Mortgage Right

4.1 Disposal of the Collateral

In any of the following circumstances, the Mortgagee is entitled to dispose the collateral as per laws, to realize mortgage right:

(1)	The Debtor breaches the master contract;
(2)	The Mortgagor breaches the master contract;
(3)	The circumstances where the Creditor under master contract could realize claims in advance happen; or
(4)	Other circumstances regarding the disposal of the collateral as mutually agreed by both parties hereto happen.

4.2 Realization of Mortgage Right

In the circumstance where the collateral could be disposed as per the provisions herein, the Mortgagee can dispose any collateral as per any of the following methods:

(1)

The Mortgagee can consult with the Mortgagor to pay off all the debts by converting the collateral into money or auctioning or selling the collateral; if, however, consultation fails, the Mortgagee can petition people’s court to auction or sell the collateral to pay off all the debts.

(2)	After converting the collateral into money or auctioning or selling the collateral, the part exceeding all the creditor’s rights guaranteed by the collateral, if any, shall be owned by the Mortgagor; if, however, it is insufficient, the Debtor shall make compensation further. The Mortgagee can decide payment sequence of the income gained by disposing the collateral.

(3)

Income gained after the Mortgagee disposes the collateral shall be used to pay off the debts under master contract, either on schedule or in advance. For financing business other than loan, the Mortgagee, if there is no advance payment, shall have the right to withdraw and transfer the income gained by disposing the collateral into its designated account or the Debtor’s margin account, for external payment or as the margin for the Mortgagee’s any probable advance payment; in such case, both parties hereto have no need to sign a margin pledge contract.

(4)	Other methods allowed by laws or agreed by both parties.

Article 5 Representations and Warranties

5.1 The Mortgagor’s Representations and Warranties

The Mortgagor hereby makes the following representations and warranties to the Mortgagee:

(1)

It is a civil subject with full capacity for civil right and capacity for civil conduct and capable of signing this Contract and has obtained all the authorizations and approvals required for the signature of this Contract and the performance of its obligations hereunder.

(2)

Its signature and performance of this Contract are in accordance with laws, regulations, relevant documents, judgments and verdicts of competent authority that the Mortgagor shall abide by, as well as the contracts and agreements that it has signed and any other obligations.

(3)

All the data and information the Mortgagor provides (including relevant information of the Mortgagor and the collateral) conform to applicable laws and are true, valid, accurate, complete and faithful.

(4)

The financial data provided reflect the Mortgagor’s financial status faithfully, completely and justly. It has no major adverse change in operation and finance upon the issuing of the latest audited financial statement.

(5)	It has gone or will go through filing, registration or other formalities required for the performance of this Contract.

(6)	There is no circumstance or event which causes or may cause a material adverse effect on contractual capacity.

Article 6 Matters as Mutually Agreed

6.1 The Mortgagor’s Commitments on the Collateral

The Mortgagor hereby commits and acknowledges as follows for the collateral hereunder to the Mortgagee:

(1)

The Mortgagor has full and lawful ownership of the collateral. The collateral is legally acquired and involves no dispute on ownership, use right or operation management right or right defect, mortgage right, lien or other security interest or priority (unless otherwise specified agreed) which the Mortgagor has no idea of. Except for the mortgage right established as per provisions herein, the Mortgagor, without written approval by the Mortgagee, will not establish mortgage right, lien and/or any other security interest or priority on the collateral in any form with any third party other than the Mortgagee; it will not rent, transfer or grant the collateral to any third party or allow any third party to use the collateral for free, or hide, move, dismantle or illegally add the collateral.

(2)	The collateral can be mortgaged as per laws without any restriction; the collateral is not sealed up, detained, supervised or involved in other administrative or compulsory procedures.
(3)	The collateral is not a property in common; if, however, the collateral is a property in common, the Mortgagor has obtained the co-owner’s written approval.
(4)	Where the collateral is a property under construction or a completed property, corresponding land use right will be mortgaged together with the collateral, unless otherwise specified.
(5)	Where the collateral is land use right, the land will be developed timely and land use right will not be taken back due to development delay.
(6)

Where the collateral is land use right or construction in progress, the Mortgagor commits it will consider the construction in progress and ready house in following stages of the collateral as the collateral under master contract, and sign relevant document and handle related mortgage formality as early as possible within the time allowed by real estate registration authority or competent authority after mortgage condition is met.

(7)

Where the collateral is land use right, construction in progress or real estate, the Mortgagor commits it will pay all land costs (including but not limited to transfer fee) in connection with the collateral as per laws and regulations; there is no circumstance with adverse influence on mortgage right.

(8)	Abide by various regulations and policies in relation with all the collateral hereunder.

6.2 The Mortgagor’s Further Commitments

(1)	The Mortgagor hereby commits it will not take the following actions before acquiring the written approval of the Mortgagee:
a.	Dispose its major assets by means such as transfer (including sales, granting, offsetting debts or exchanging), mortgage and pledge, either in whole or in large part;
b.	Change operation system or property right organizational form greatly, including but not limited to system reform, stock right transfer, combination (or merger), separation or capital decrease;
c.	Go on or apply for bankruptcy, reorganization, dissolution and business closing, or close down according to order of superior authority or abnormally;
d.	Sign contract/agreement which have material adverse effect on the Mortgagor’s performance of this Contract or undertake obligation with such effect.
(2)	The Mortgagor hereby commits to notify the Mortgagee immediately within five (5) banking days upon the occurrence of any of the following events:
a.	Relevant event that makes the Mortgagor’s representations and warranties herein not true, accurate and complete anymore, violate laws and regulations or become void;
b.

The Mortgagor or its controlling shareholder, actual controller or its related person or legal representative is involved in litigation, or arbitration, or its assets are detained, sealed up, compulsorily executed or provided with other measures with the same effect.

c.

The Mortgagor changes its legal representative or authorized agent, leader, main financial director, contact address, enterprise name, office place, etc., or changes domicile, habitual residence or work unit, leaves its city for a long term or name or has adverse variation in income.

d.	There is a dispute on ownership of the collateral, or the collateral is sealed up, detained, expropriated or damaged or lost or is or may be subjected to any adverse influence from a third party.
e.	It has been restructured or become bankrupt via application by other creditor or cancelled by superior competent authority.
(3)	The Mortgagor hereby commits it will provide corresponding financial data at the request of the Mortgagee during the signature and performance of this Contract.

(4)

The Mortgagor hereby acknowledges: Before all the creditor’s rights of the Mortgagee under master contract are fully paid off, it will not exercise the right of recourse and related rights (including but not limited to offset by any debts owed to the Debtor) against the Debtor as a result of undertaking the guarantee responsibility hereunder.

(5)

Where the Debtor pays all or part of debts in advance or makes individual repayment to the Mortgagee, the Mortgagor shall continue to bear the mortgage guarantee obligation and/or joint guarantee obligation to the Mortgagee’s creditor’s rights formed after the repayment in advance or individual repayment cancellation.

(6)	If the Mortgagee requests to appraise the collateral, the Mortgagor shall entrust an appraisal institution approved by the Mortgagee to conduct the appraisal of the collateral.
(7)

The Mortgagor, as long as the Mortgagee requires, shall also go through notarization with compulsory execution effect in notary organ approved by the Mortgagee, and accept the compulsory execution voluntarily.

(8)

The Mortgagor shall coordinate with the Mortgagee actively in handling relevant formalities while the Mortgagee exercises mortgage right as per the provisions herein, to ensure the realization of the Mortgagee’s mortgage right.

(9)	The Mortgagor hereby acknowledges that the validity of this Contract will not be affected by validity of master contract.
(10)	The Mortgagor shall bear relevant expenses, taxes and dues hereunder in accordance with laws and regulations and the provisions herein.
(11)

The Mortgagor shall properly keep and maintain and reasonably use the collateral and shall not take any action or method prohibited or excluded by any insurance clause against the collateral to ensure safety and integrity of the collateral; the Mortgagor shall accept the Mortgagee’s check for the collateral at any time. If the Mortgagor’s act reduces the value of the collateral, the Mortgagee shall have the right to request the Mortgagor to stop such act.

(12)

The Mortgagor shall notify the Mortgagee promptly of any event which may have a material adverse effect on the collateral or its value (including but not limited to any significant and substantial decrease in the value of the collateral which may affect the Mortgagee’s exercising of mortgage right). The part of value of the collateral which has not been reduced shall remain as the guarantee hereunder.

(13)

Where any claim against the collateral raised by a third party affects the rights and interests of the Mortgagee hereunder, the Mortgagor shall take all the measures to protect the Mortgagee’s rights and interests. Should the collateral be commandeered, the compensations that the Mortgagor obtains shall be used to pay off all the claims guaranteed by the collateral or submitted to the Mortgagee as margin of the principal creditor’s rights for guaranteeing the main creditor’s rights continuously according to the Mortgagee’s requirements.

(14)

If the legal successor of the Mortgagor inherits the collateral according to laws during the term of this Contract, it shall bear all the responsibilities and obligations of the Mortgagor hereunder. The successor shall be obligated to go through mortgage registration change formality in registration authority within fifteen (15) banking days upon the inheritance of the collateral.

(15)

If value of the collateral is obviously reduced due to exchange rate fluctuation or other factors, which may impair the Mortgagee’s rights, the Mortgagor shall, at the request of the Mortgagee, provide a guarantee recognized by the Mortgagee equivalent to the reduced value or take other remedial measures.

(16)

Where the collateral has been leased before the conclusion of this Contract, the Mortgagor shall provide original of lease agreement and rental receipt, disclose the mortgage matter to the lessee and coordinate with the lessee to accept the Mortgagee’s check for relevant lease fact. Upon the effectiveness of this Contract, the Mortgagor shall not renew lease agreement with the lessee without written approval by the Mortgagee.

(17)

Where the collateral is sold, leased or disposed by other means after approval by the Mortgagee, all the receivables generated by the collateral (e.g. sales and lease) shall be mortgaged to the Mortgagee, and in such case, the Mortgagor shall open sales and lease special regulatory account at the Mortgagee’s site (separately agreed by both parties), transfer all the funds obtained according to relevant presales/sales contract and lease contract (including but not limited to sales incomes [including deposit] of the collateral, lease income of the collateral, compensation and insurance indemnity) to the regulatory account it opens in at Mortgagee’s site and accept the Mortgagee’s supervision for the aforesaid funds.

(18)

Where the collateral is lost or damaged or its value is reduced, or is included in the scope of demolition or involves the circumstance which may influence the Mortgagee’s guarantee interests, the Mortgagor shall notify the Mortgagee and adopt effective measures to avoid a heavier loss. Should the collateral be included in the scope of demolition, the Mortgagee is entitled to request the Mortgagor to pay off the guaranteed debts or provide a new guarantee recognized by the Mortgagee, including but not limited to resetting mortgage, signing a new mortgagee agreement and handling new mortgage registration under the form of property right exchange compensation, or under the form of demolition compensation, considering the demolition compensation as the collateral by opening special margin account or deposit receipt. The guarantee shall be provided by the Guarantor by the means recognized by the Mortgagee prior to the registration of the new mortgage above and/or the establishment of margin/ deposit receipt guarantee.

The Mortgagor shall coordinate with the Mortgagee actively in handling the aforesaid guarantee switching formalities at the request of the Mortgagee.

(19)

The Mortgagor hereby agrees it will be neither exempted from guarantee responsibility nor affected by the Mortgagee’s waiver of the mortgage or pledge guarantee provided by the Borrower or the change of sequence of mortgage or pledge guarantee provided by the Borrower.

(20)	Where this contract is ineffective, void or cancelled not attributed to the Mortgagee, the Mortgagor hereby commits to bear joint liability unconditionally to the Mortgagee for the claims unpaid.

6.3 Deduction

(1)	The Mortgagee is entitled to deduct corresponding funds directly from any account the Mortgagor opens in SPD for paying the Mortgagor’s debts due and payable, if any.
(2)

The Mortgagee shall have the right to use the proceeds for repaying capital and paying interests and other expenses. The Mortgagee can decide the sequence of liquidation of claims if a number of claims expire.

6.4 Conversion of Exchange Rate

Any conversion of exchange rate hereunder shall be in accordance with foreign exchange price determined by the Mortgagee, and all the related exchange rate risks and losses shall be borne by the Mortgagor.

6.5 Proof of Creditor’s Right

Valid certificate of creditor’s rights guaranteed by the Mortgagor shall be subject to accounting certificate or other valid evidentiary material issued and recorded by the Mortgagee according to its own business regulations.

6.6 Notice and Delivery

(1)

Notice sent by either party hereto to the other party shall be sent to the address set forth on the signature page of this Contract, until a change of such address is notified in writing by the other party. Service date is specified as follows for the notice sent to the above address: If a notice is sent by letter, the service date shall be the seventh (7th) banking day after sending registered letter to the address listed on signature page of this Contract; if a notice is sent via a specially-assigned person, the service date shall be the addressee’s receipt date.

(2)	The Mortgagor hereby agrees the summons and notices for any litigation against the

Mortgagor is seen to be delivered as long as they are sent to the address listed on signature page of this Contract. The change for the aforesaid address has no effect on the Mortgagee without a prior written notice to Mortgagee.

Article 7 Breach of Contract and Treatment

7.1 Breach of Contract

In any of the following cases, the Mortgagor shall constitute a breach of this Contract to the Mortgagee:

(1)	Any representation or warranty herein made by the Mortgagor is untrue, inaccurate, misleading or invalid or has been breached;
(2)

The Mortgagor fails to provide complete formalities and true data related to the collateral according to the Mortgagee’s requirements, or conceals common ownership and dispute of the collateral or the fact that the collateral is sealed up, detained, supervised or mortgaged;

(3)	The Mortgagor violates any provision of Article 6 herein or other obligations hereunder;
(4)

The Mortgagor suspends business or production, goes out of business, is reorganized, reformed, stalemated, liquidated, taken over or managed, or its business license is revoked or cancelled or it goes bankrupt;

(5)

The collateral is subjected to compulsory measures by the state judicial organ or other competent authority, including but not limited to freezing, sealing up and detaining; the Mortgagor disposes the collateral by the means such as donation, exchange, presale, sale, transfer and remortgage without the Mortgagee’s written approval; or other circumstances where value of the collateral is decreased or the collateral is lost or severely damaged;

(6)

The Mortgagor’s financial condition deteriorates, or the Mortgagor has great operation difficulty or any other event or circumstance which exerts adverse effect on the its normal operation, financial condition or repayment capability;

(7)

The Mortgagor or its controlling shareholder, actual controller or associated person or legal representative is involved in a major lawsuit, arbitration, or its major assets are detained, sealed up, frozen, compulsorily executed or provided with other measures with the same effect, resulting in an adverse effect on the Mortgagor’s repayment capability;

(8)	The Mortgagor (if the Mortgagor is a natural person) is dead or declared dead; or

(9)	Other circumstances which may generate or have generated a material adverse effect on the Mortgagor’s contractual capacity hereunder based on reasonable judgment of the Mortgagee.

7.2 Treatment

In any of the violations as mentioned in the last paragraph, the Mortgagee is entitled to declare principal creditor’s rights and/or creditor’s right determination period expires in advance, and/or to dispose the collateral as per Article 4 herein or request the Mortgagor to provide other guarantee.

Article 8 Miscellaneous

8.1 Applicable Law

This Contract shall be governed and interpreted by laws of the People’s Republic of China (excluding laws of Hong Kong SAR, Macao SAR and Taiwan for the purpose of this Contract).

8.2 Dispute Resolution

Any dispute arising out of the performance of this Contract shall be resolved by both parties via amicable consultation; if, however, consultation fails, either party can file a lawsuit to people’s court at the Mortgagee’s site. During the dispute, both parties hereto shall perform the non-disputable terms continuously.

8.3 Validity, Change and Cancellation of this Contract

(1)

This Contract comes into effect upon the signature (or seal) and official seal by the Mortgagor’s legal representative or authorized agent and stamp of the Mortgagor’s official seal as well as the signature (or seal) of the Mortgagee’s legal representative/director and stamp of official seal (special seal for contract). It will become void and null after all the creditor’s rights guaranteed hereunder are paid off (signature is just needed if the Mortgagor is a natural person).

(2)	The invalidity, cancellation or unenforceability of any provision herein shall not affect the validity or unenforceability of any other provisions herein.
(3)

Upon the validity of this Contract, neither party shall change without permission or cancel this Contract in advance. Both parties can change or cancel this Contract after reaching written agreement via consultation.

8.4 Miscellaneous

(1)	For the purpose of this Contract, “laws” shall mean laws, regulations, rules, local regulations, judicial interpretations and any other applicable provisions.
(2)

For the purpose of this Contract, the documents such as “contract” and “master contract” include the following modifications, changes or supplementations to such documents thereafter; the parties, including but not limited to the Mortgagor, the Mortgagee and the Debtor, involve the parties themselves and subsequent legal successors or heirs.

(3)

For the purpose of this Contract, “financing” refers to, unless otherwise agreed by both parties, financing or credit support the bank offers to the Debtor through banking businesses, including but not limited to bank acceptance, L/G, L/C and SLC.

(4)

For the purpose of this Contract, “maturity” or “expiration” includes acceleration of maturity for principal creditor’s rights by the Creditor. If principal creditor’s rights that are declared to be matured in advanced are all or part of the rights during creditor’s right determination period, the declared date for acceleration of maturity is expiry date of all or part of the rights, and creditor’s right determination period expires at the same time.

(5)	Appendixes to this Contract (including but not limited to list of the collateral) shall serve as an indispensable part of this Contract and have the same legal effect with main body.
(6)

For any matters not mentioned herein, both parties can either consult and record them in Article 9 herein or negotiate by concluding a written agreement which shall serve as an appendix to this Contract.

(7)	Relevant terms and expressions herein shall have the same meaning as those stipulated in the master contract, unless otherwise explicitly specified herein.

Article 9 Contract Elements

9.1 Master Contract Guaranteed by This Contract

A series of contracts signed by and between the Debtor and the Creditor to handle various financing businesses as per the provisions of 9.3 herein, and Agreement on Financing Amount (No.: BC2018110900000573 BC2021092800002267) signed by and between the Debtor and the Creditor.

9.2 The Debtor under Master Contract:

Shenzhen Xunlei Networking Technologies Co., Ltd.

9.3 Secured Principal Creditor’s Rights

The secured principal creditor’s rights hereunder mean all the creditor’s rights generated by and between the Creditor and the Debtor from March 2, 2018 to March 1, 2022 to deal with various financing businesses (the aforesaid period is determination period of the highest secured creditor’s rights, i.e. “creditor’s right determination period) and prior rights as mutually agreed by both parties (if any). Balance of the aforesaid principal creditor’s rights shall not exceed RMB (currency) FOUR HUNDRED MILLION during creditor’s right determination period.

9.4 The Collateral:

See Appendix 1 (List of the Collateral) for details of the collateral hereunder.

9.5 Text

This Contract is executed in quintuplicate with the Mortgagee holding three, the Mortgagor holding one and mortgage registration authority holding one respectively with the same legal effect.

9.6 Other Matters as Agreed by Both Parties (If Any)

1. “Balance of principal creditor’ rights” as mentioned in 9.3 herein refers to balance of principal.

2. All the debts hereunder mean all the funds that the Debtor owes to the Creditor under master contract as agreed in 9.1 herein, including but not limited to capital, interest, penalty interest, compound interest, liquidated damages, damage awards, service charge, other expenses incurred for the signature or performance of this Contract and the expenses generated by the Mortgagee to realize guarantee rights and creditor’s rights (including but not limited to counsel fee, legal cost, arbitration fee, execution fee, appraisal fee and notary fee). According to provisions of Article 203 of Property Law of the People's Republic of China and review requirements for the maximum mortgage registration in Article 1416 of Operating Practice for Real Estate Registration (for Trial Implementation) (GTZG [2016] No. 6), both parties hereby agree the highest creditor’s rights guaranteed by the collateral hereunder are RMB 1.6 billion.

3. If total amount of the debts the Debtor owes the Mortgagee under master contract exceeds “the maximum creditor’s rights” registered, for the exceeding part, the Mortgagee still enjoys mortgage priority within the mortgage guarantee scope as agreed herein.

4. In case of any conflict with other provisions, this provision shall govern.

/s/ Seal of Shenzhen Xunlei Networking Technologies Co., Ltd.

/s/ Seal of Shanghai Pudong Development Bank Co., Ltd. Shenzhen Branch

(The remainder of this page is intentionally left blank)

(Signature page)

This Contract shall be signed by the two parties set forth below. Both parties to this Contract hereby acknowledge that they have explained and discussed all the terms and conditions herein in detail and have no objection to any provisions herein; they have a correct and accurate understanding on relevant rights and obligations of the parties to this Contract and legal meaning of responsibility restrictions or exemption provisions.

The Mortgagor (Seal) /s/ Seal of Shenzhen Xunlei Networking Technologies Co., Ltd. Legal representative or authorized agent (signature or seal): /s/ Wu Kening (Apply to any legal person)

The Mortgagee (Official seal or special seal for contract)

/s/ Seal of Shanghai Pudong Development Bank Co., Ltd., Shenzhen Branch

Legal representative/principal responsible person or authorized agent (Signature/Name Seal): /s/ Li Rongjun

Electronic seal verified by: /s/ Ye Shaozhi /s/ Wu Wei

The Mortgagor (Signature)
Type and No. of valid identify certificate: /
(For a natural person)

Xie Xiangyun November 14, 2021	****** ****** Liu Yang November 14, 2021

Domicile: 21-23/F, Block B, Building 12, Shenzhen Bay Science and Technology Ecological Park, 18 Community Science and Technology South Road, Yuehai Street, High-tech Zone, Nanshan District, Shenzhen Municipality, Guangdong Province

Postal code: ******

Tel.: ******

Fax:

Email:

Contact person: Xie Xiangyun

Signing date: November 14, 2021

Main business address: Building of Shanghai pudong development bank, Tian Xin SunGang street community generosity PuCheng road no. 88, Shenzhen luohu district, Shenzhen, Guangdong

Postal code: ******

Tel.: ******

Fax:

Email:

Contact person: Liu Yang

Signing date: November 14, 2021

Appendix 1

List of the Collateral (Mortgage of Land Use Right)

Type of the collateral: Land use right

The Mortgagor: Shenzhen Xunlei Networking Technologies Co., Ltd.	The Mortgagee: Shanghai Pudong Development Bank Co., Ltd. Shenzhen Branch

Location	Keyuan Avenue East, Baishi Road South, Nanshan District
Nature of land ownership	Use right of state-owned land	Source of land use right	√ Sale ⌧Appropriation ⌧Transfer
Purpose of land	Industrial land (M0)
Term of land use right	From July 23, 2013 to July 22, 2043	Land parcel number	T205-0114
Area of land parcel (mound)	5,004.18 m2	Area of tenure	m2
Property Ownership certificate No.	SFDZ No. 4000615023	Property owner	Shenzhen Xunlei Networking Technologies Co., Ltd.
Land transferring fee paid
Value of the collateral	/ , subject to the value of realizing mortgage right.
Prior mortgage information (if any)	Mortgaged to Shanghai Pudong Development Bank Co., Ltd. Shenzhen Branch
Remarks

The above collateral has passed check of the Mortgagor and the Mortgagee. The Mortgagor hereby acknowledges: There is not any other prior guarantee interest on the collateral, except for the aforesaid circumstance disclosed to the Mortgagor. This list shall serve as one appendix to The
Maximum Mortgage Contract (No.:ZD7917202100000082) by and between the Mortgagor and the

Mortgagee.

The Mortgagor (Official seal)

/s/ Seal of Shenzhen Xunlei Networking
Technologies Co., Ltd.

Legal representative (or authorized agent)

(Signature or seal)

/s/ Wu Kening

Electronic seal verified by: /s/ Ye Shaozhi

/s/ Wu Wei

January 2, 2019

The Mortgagee (Official seal or special seal for contract)

/s/ Seal of Shanghai Pudong Development Bank Co., Ltd., Shenzhen Branch

Legal representative/leaser (or authorized agent)

(Signature or seal)

/s/ Li Rongjun

January 2, 2019